Exhibit 10.3

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is executed as of August 3, 2010, by and between Roger Kolvoord (“Kolvoord”) and Metalline Mining Company (the “Company”).  The Company and Mr. Kolvoord are referred to jointly herein as “the Parties.”

WHEREAS, effective January 1, 2007, the Company and Kolvoord entered into an Executive Employment Agreement which set forth the terms upon which Kolvoord served as the Company’s Vice President (the “Employment Agreement”).

WHEREAS, the Parties wish to terminate the Employment Agreement in accordance with the provisions set forth below.

NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, the Parties hereby agree as follows:

1.  Resignation and Termination of the Employment Agreement.  The Parties hereby agree that effective August 1, 2010, the Employment Agreement was terminated and was of no further force or effect except for the obligation of the Company to pay severance benefits as provided in the Employment Agreement.  The Parties agree that upon payment of the consideration described in Section 2 below, Kolvoord is not due any other compensation under the Employment Agreement.

2.     Consideration.

a.  In consideration for the performance of Kolvoord’s obligations under this Agreement and in connection with the termination of the Employment Agreement and the Company’s obligation to pay severance benefits under Section 5.4 therein, the Company will pay Kolvoord a severance payment of $317,333.39 payable in a lump sum (net of taxes) totaling $233,398.71 within five business days of the Effective Date.  If not timely paid, the severance payment will accrue interest at the rate of 8% per annum until paid in full, but such payment of interest shall not cure the Company’s default of failure to timely pay the severance payment.

b.  Each party agrees to make all of its respective necessary and usual reports to the Internal Revenue Service, state taxing authorities and any similar agencies and to perform all withholdings normally applicable to the types and amounts of payments and other consideration Kolvoord is to receive as a result of this Agreement.

3.  Company Property; Non-Disparagement; Non-Compete.

a.  Kolvoord agrees that within 15 days of the Effective Date he shall return all property of, and information pertaining to, the Company currently in his possession and control.  Notwithstanding the foregoing, the Parties have agreed that upon the execution of this Agreement, Kolvoord will take ownership of the Company laptop computer in his possession.

b.  Except as may be required by law, Kolvoord covenants and agrees not to disparage the Company or its officers and directors in any way.

c.  Kolvoord covenants and agrees that he will not:  (i) acquire, directly or indirectly, any present or future interest in any permits, exploration or mining interests or property, within ten kilometers of the external boundaries of the any mining claims, mineral interests, or properties currently owned by the Company, or to which it has the rights to acquire (“Area of Interest”); or (ii) become employed or engaged (as a consultant or otherwise) by any business operation engaged in mineral exploration activities within the Area of Interest.  Nothing in this paragraph shall preclude Kolvoord from investing in any entity in which Kolvoord does not own more than a 10% ownership share.

d.  Except as may be required by law or legal process, Kolvoord covenants and agrees to maintain in strict confidence and not copy, disclose or transfer to any other party any data, records, reports, assay results, geological, geochemical, geophysical and title data, records, drill hole logs, calculations, opinions, maps, charts, samples, documents, instruments and all other information in any form, pertaining to the any property the Company currently owns, or has the rights to acquire, or pertaining to any mining claims, mineral interests or properties owned by the Company.

e.  Violation of the covenants in subparagraphs (b)-(d) will entitle the Company to a preliminary restraining order and injunction restraining Kolvoord from violating its provisions.  Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Kolvoord.

4.  General Release by Kolvoord.

a.  In consideration for the payment of the consideration described herein Kolvoord, for himself, for his heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives, and for anyone who has or obtains rights or claims from his, forever releases and discharges the Company, and each of the Company’s affiliates, directors, officers, successors, assigns, agents, employees, accountants, attorneys, and representatives from any and all claims and causes of action arising before the Effective Date of this Agreement (as defined below), whether known or unknown and including, but not limited to, all claims arising out of Kolvoord’s employment with, and service in all capacities for, the Company or arising out of any act or omission of the Company or any of its officers and directors;  provided, however, Kolvoord’s release does not include a release for any liability or obligation arising under this Agreement.

To the extent permitted by law, Kolvoord specifically releases the Company from all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations, the: Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; Equal Pay Act of 1963; Family and Medical Leave Act of 1993; National Labor Relations Act; Occupation Safety and Health Act of 1970; Older Workers Benefit Protection Act of 1990; Pregnancy Disability Act of 1978; the Rehabilitation Act of 1973; Executive Order 11246; Consolidated Omnibus Budget Reconciliation Act of 1985; Idaho employment practice statutes and the all statutes and/or regulations enacted pursuant to Title 44 of the Idaho Revised statues and under the common law of the State of Idaho for compensation, damages, tort, breach of express or implied employment contract, discrimination, harassment, sexual harassment, wrongful discharge, infliction of emotional distress, defamation and for any other damages or injuries incurred on the job, in relation to Kolvoord’s employment or incurred as a result of loss of employment.  Nothing in this paragraph shall be construed to preclude Kolvoord’s receipt of any unemployment insurance benefits to which he may be entitled under applicable law.

b.  Kolvoord recognizes and agrees that under the terms and provisions of this Agreement he is releasing and waiving rights he may have to pursue any claims against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et. seq. (the “ADEA”).  In connection with this waiver of those rights, Kolvoord acknowledges the following:
(i)           Kolvoord has the right to a 45 day period to review this Agreement, and to the extent that such period has not fully elapsed as of the Effective Date, he waives the remainder of that period.

(ii)           Prior to executing this Agreement Kolvoord has been advised that he has the right to consult with an attorney before executing this Agreement, and has done so to the extent he deemed necessary or appropriate.

(iii)           Kolvoord has read this Agreement, understands all of its terms, and he KNOWINGLY AND VOLUNTARILY and with full knowledge of its significance and the consequences thereof, entered into this Agreement.

(iv)           Kolvoord has seven days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven day period has lapsed.  To revoke the Agreement within seven days of its execution Kolvoord must advise the Company in writing of his election to revoke the Agreement.

(v)           This Agreement is intended by the Parties to comply with the terms of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.

5.  Entire Agreement; Amendment; Enforceability; Interpretation.  This Agreement expresses the Parties’ entire understanding about its subject matter and contains the only agreements, promises or understandings on which the Parties are relying in performing the duties this Agreement describes.  There are no oral agreements or promises between Kolvoord and the Company except as set forth herein.  This Agreement may only be amended, changed or waived through a written document signed by both Parties.  This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.  This Agreement will be interpreted and enforced under Colorado law.  No part of this Agreement should be construed against either Party on the basis of authorship.  Any unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible.  Any claims arising under this Agreement shall be subject to binding arbitration pursuant to the rules of the Uniform Arbitration Act as enacted in the State of Colorado, with one arbitrator to be selected from the Judicial Arbiter Group, as agreed upon by both Parties, or in the absence of mutual agreement, by JAG.  The site of arbitration shall be exclusively Denver, Colorado.

6.  Signatory’s Authority; All Necessary Consents.  Each Party expressly represents that such Party does not require any third party’s consent to enter into this Agreement, including the consent of any spouse, insurer, assignee, licensee, secured lender, or regulatory agency.

7.  No Admission.  This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Company, such liability being hereby expressly denied.  Kolvoord hereby represents that he has neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as “Claims”) which in any way arise from or relate to Kolvoord’s employment and service in all capacities to the Company.  Kolvoord further represents that he has not directly or indirectly assigned any claim related to Kolvoord’s employment and service in all capacities to the Company or released hereby to any other person.

8.  Attorneys’ Fees.  Each of the Parties shall be responsible to pay his or its respective attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement; provided, however, that the Company will pay Doug Koff, Esq., Denver, Colorado, Kolvoord’s counsel in connection with this Agreement, $1,500 towards his fee for legal services incurred by Kolvoord in connection with the negotiation of this Agreement. In the event of any action by any Party hereto to enforce this Agreement, or any other agreement delivered pursuant hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

9.  No Reliance.  The Parties warrant to each other that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other Party regarding the subject matter hereof for the basis or effect of this Agreement other than those representations or statements contained herein.  Each Party represents that in entering into this Agreement and completing the transactions hereunder, he or it has done so after completing such investigation as he or it has determined to be necessary or appropriate in the circumstances, and after having consulted with and taken advice from such Party’s legal, financial, tax, investment, and other advisors to the extent such Party has determined such consultation to be necessary or appropriate in the circumstances.

10.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and pdf signatures shall be treated as original signatures for all purposes.

11.  Survival.  The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder.

12.  Further Assurances.  The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

13.  Effective Date.  The Effective Date of this Agreement shall be as of the lapse of the seven day revocation period set forth in Section 4(b) hereof.

14.  Release by Company.  In consideration for the agreements contained herein, the Company, for itself, its successors and assigns, and for anyone who has or obtains rights or claims from the Company, forever releases and discharges Kolvoord and his heirs, beneficiaries, successors and assigns, from any and all claims and causes of action arising before the Effective Date of this Agreement (as defined below), whether known or unknown and including, but not limited to, all claims arising out of Kolvoord’s employment with, and service in all capacities for, the Company or arising out of any act or omission of Kolvoord;  provided, however, the Company’s release does not include a release for any liability or obligation arising under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first mentioned above.

METALLINE MINING COMPANY

By:	/s/ Greg Hahn
Greg Hahn
Title: President

/s/ Roger Kolvoord
Roger Kolvoord, Individually